POOL CORPORATION DECLARES QUARTERLY CASH DIVIDEND
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COVINGTON, LA. (October 25, 2023) - Pool Corporation (Nasdaq/GSM:POOL) announced today that its Board of Directors declared a quarterly cash dividend of $1.10 per share. The dividend will be payable on November 22, 2023, to holders of record on November 8, 2023.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 435 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com